UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2025

BALLY’S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38850	20-0904604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Westminster Street

Providence RI 02903

(Address of Principal Executive Offices and Zip Code)

(401) 475-8474

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	BALY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 11, 2025, Bally’s Corporation (“Bally’s” or the “Company”) entered into a Third Amendment to Credit Agreement (the “Amendment”), by and among the Company, the subsidiaries of the Company party thereto as guarantors (the “Guarantors”), the lenders party thereto and Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), which amends that certain Credit Agreement, dated as of October 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Guarantors party thereto from time to time, the lenders from time to time party thereto, the Administrative Agent, the Collateral Agent and the other parties from time to time party thereto. The Amendment provides for, among other things, an extension of the maturity of $460 million of its revolving commitments under the Credit Agreement to October 1, 2028, subject to a springing maturity date described therein (the “Extended Tranche Revolving Credit Facility”), which extension is subject to customary closing conditions as set forth in the Amendment. The Amendment also provides that the financial covenant applicable to the Company and its restricted subsidiaries with respect to all tranches of the revolving credit facility under the Credit Agreement shall be limited to a first lien net leverage ratio of 4.50:1.00 (reduced from 5.00:1.00) with a step-down to 4.00:1.00 upon the consummation by the Company of its previously announced transaction with Intralot S.A. (the “Intralot Transaction”).

Additionally, the Amendment provides that revolving lenders holding $620 million of the outstanding revolving commitments under the Credit Agreement unanimously consented to the proposed sale and leaseback of the Company’s Twin River Lincoln Casino Resort (the “SLB Transaction”) pursuant to an existing agreement between the Company and Gaming and Leisure Properties Inc. (“GLPI”) for $735 million before transaction expenses. The Company must also receive consent from sufficient lenders holding the Company’s term B loans due 2028 such that the combined consenting revolving lenders and term B loan lenders under the Credit Agreement amount to majority of the loans and commitments under the Credit Agreement in order to permit the SLB Transaction under the Credit Agreement. Separately the holder of the Company’s first lien secured notes due 2028 has previously also consented to the SLB Transaction.

Within ten (10) business days after the completion of the SLB Transaction, Bally’s will be required to permanently reduce $500 million in lender commitments or outstanding secured indebtedness, including a 7.5% reduction in outstanding revolver commitments, and the balance applied pro rata to prepay the Company’s term B loans due 2028 and first lien secured notes due 2028.

The Company’s revolving commitments will ultimately be further reduced either (i) by 30% of the extended revolving commitments on October 1, 2026 or (ii) by 15% of the revolving commitments on the later of the closing date of the SLB Transaction and the Intralot Transaction and by an additional 15% of the revolving commitments on October 1, 2026.

The SLB Transaction remains contingent on receiving requisite consents of lenders and regulatory approvals and there is no assurances that the transaction will close in a timely manner.

The foregoing description of the Amendment does not purport to be complete and is subject, and qualified by reference, to the full text of the Amendment, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
1.1	Third Amendment to Credit Agreement, dated as of September 11, 2025, by and among the Company, the subsidiaries of the Company party thereto as guarantors, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders party thereto
10.4	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY’S CORPORATION

By:	/s/ Kim M. Barker
Name:	Kim M. Barker
Title:	Chief Legal Officer

Date: September 11, 2025

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